EXHIBIT 99.1

MARKETAXESS REPORTS 2005 FIRST QUARTER RESULTS
REVENUES AND TRADING VOLUMES SET RECORDS

NEW YORK, May 4, 2005 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European high-grade corporate and emerging markets bonds, today announced results for the first quarter ended March 31, 2005.

Total revenues for the first quarter of 2005 increased 11.1% to a record $21.3 million, compared to $19.2 million in the first quarter of 2004. Pre-tax income of $5.4 million increased 78.6% compared to $3.0 million in the first quarter of 2004. Net income in the first quarter of 2005 totaled $3.1 million, or $0.09 per share on a diluted basis, compared to $2.9 million in the first quarter of 2004, which reflected a tax provision of only $0.1 million due to the utilization of prior year net operating losses.

Operating margin, defined as pre-tax income as a percentage of total revenues, was 25% in the first quarter of 2005, compared to 16% in the first quarter of 2004.

Richard M. McVey, Chairman and Chief Executive Officer of MarketAxess, commented, “We are very pleased with our record volume and revenue results in the first quarter. Our daily average volume increased 22% over the first quarter of 2004, despite generally soft patterns for corporate bond trading overall. The early renewal of major dealer agreements for U.S. high-grade trading and continued growth in our institutional investor client base are strong endorsements of MarketAxess’ leadership position in electronic trading for credit markets.”

First Quarter Results

U.S. high-grade corporate bond commissions totaled $12.5 million in the first quarter of 2005, an increase of 9.6% compared to $11.4 million in the first quarter of 2004. European high-grade corporate bond commissions totaled $4.4 million in the first quarter of 2005, a decrease of 2.7% compared to $4.5 million in the first quarter of 2004 due to lower transaction volumes. Other commissions declined 3.9% in the first quarter of 2005 to $1.7 million, compared to $1.8 million in the first quarter of 2004, primarily as a result of lower new issue commissions for the quarter.

Total expenses for the first quarter of 2005 declined 1.4% to $15.9 million, compared to $16.2 million in the first quarter of 2004. Employee compensation and benefits increased to $9.2 million, compared to $8.2 million in the first quarter of 2004, as a result of new hires, deepening organizational strengths and lower wage capitalization relating to software development. Professional and consulting fees increased to $1.9 million, compared to $0.9 million in the first quarter of 2004, largely due to increased costs associated with being a public company. These increases were offset by the lack of warrant-related expense. The warrant program concluded in the first quarter of 2004 and accounted for $2.5 million of expense during that period.

Record Trading Volume

Total trading volumes in the first quarter of 2005 increased 18.9% to a record $89.2 billion, compared to $75.0 billion in the first quarter of 2004. U.S. high-grade trading volume totaled $54.8 billion in the first quarter, a 21.7% increase over 2004 first quarter volume of $45.0 billion. European high-grade trading volumes in the first quarter of 2005 decreased 3.1% to $22.9 billion, compared to $23.6 billion in the first quarter of 2004. Other trading volumes in the first quarter of 2005 increased 81.3% to $11.5 billion, from $6.4 billion in the first quarter of 2004.

New Fee Agreements

We have entered into new two-year fee agreements with a substantial number of broker-dealer clients for our U.S. high-grade product. The prior agreements were scheduled for renewal in the third quarter of 2005. The new contracts reflect a new pricing plan for spread-based transactions executed on our electronic trading platform, which incorporates higher fixed monthly fees and lower variable fees. The new plan is designed to provide an added incentive to our broker-dealer and institutional investor clients to increase the volume of transactions traded on our platform. Implementation of the new pricing plan is expected to begin taking effect in June 2005.

Credit Derivatives

We are proceeding with our efforts to develop a multi-dealer system to provide electronic credit derivatives trading services between dealers and institutional investors, initially focused on CDS indices. Our objective is to offer clients a fully electronic trade process, from the provision of pre-trade information through trade initiation, execution and confirmation.

We are being assisted in these efforts by a number of our broker-dealer clients, who have been instrumental in identifying inefficiencies in the current derivatives trading marketplace, have provided extensive feedback on the specifications for the new trading platform and have expressed an interest in participating on the platform. Other dealers have also expressed an interest in aiding our development efforts and/or participating on the platform. We have also consulted with many of our institutional investor clients and expect to conclude agreements with certain third-party providers of credit derivatives data and clearing services.

Our current plans call for commercial launch of the new platform in the second half of 2005.

Balance Sheet Data

As of March 31, 2005, total assets were $170.3 million, including $98.9 million in cash, cash equivalents and securities and $39.4 million in deferred tax assets. The $4.6 million decrease in cash, cash equivalents and securities since December 31, 2004 is attributable to annual incentive bonuses that were paid in January 2005. The number of diluted shares outstanding on a weighted-average basis (used for EPS calculations) was 35.5 million for the first quarter of 2005. Total stockholders’ equity was $159.8 million as of March 31, 2005.

Webcast and Conference Call Information

Richard M. McVey, MarketAxess’ Chairman and CEO, and James N.B. Rucker, Chief Financial Officer, will host a conference call to discuss the Company’s financial results and outlook this morning at 8:30a.m. Eastern time. To access the conference call, please dial 800-299-9630 (U.S.) or 617-786-2904 (international). The passcode for all callers is 47159390. The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at www.marketaxess.com. An archive of the call will be available by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) for two weeks after the announcement. The passcode for replay callers is 28930060. The Webcast will also be archived at www.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess operates one of the leading platforms for the electronic trading of corporate bonds and certain other types of fixed-income securities, serving as an electronic platform through which our more than 500 active institutional investor clients can access the liquidity provided by our broker-dealer clients. MarketAxess’ multi-dealer trading platform allows our institutional investor clients to simultaneously request competitive, executable bids or offers from multiple broker-dealers, and to execute trades with the broker-dealer of their choice. MarketAxess offers our clients the ability to trade U.S. high-grade corporate bonds, crossovers, European high-grade corporate bonds, agency securities and emerging markets bonds. MarketAxess also provides data and analytical tools that help our clients make trading decisions, and we facilitate the trading process by electronically communicating order information between trading counterparties. MarketAxess’ current participating dealers are: ABN AMRO, Banc of America Securities, Barclays PLC, Bear Stearns, BNP Paribas, Citigroup Global Markets, Credit Suisse First Boston, Deutsche Bank Securities, DZ Bank, FTN Financial, Goldman Sachs, HSBC, ING Financial Markets, J.P. Morgan Chase, Lehman Brothers, Merrill Lynch, Morgan Stanley, The Royal Bank of Scotland, Santander Investment Securities, SG Corporate & Investment Banking, UBS and Wachovia Securities.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. Actual results in future periods may differ materially from the those currently expected or desired because of a number of risks and uncertainties, including: our dependence on our broker-dealer clients; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; our limited operating history; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; our ability to develop new products and offerings and the market’s acceptance of those products; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our future capital needs and our ability to obtain capital when needed; and other factors. The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

# # #

Contacts:

Media Relations

Andy Nybo	Melissa Kanter
MarketAxess Holdings Inc.	Edelman
(212) 813-6246	(212) 704-8261

Investor Relations

Stephen Davidson	Michele Loguidice
MarketAxess Holdings Inc.	Edelman
(212) 813-6021	(212) 704-8243

MarketAxess Holdings Inc.
Consolidated Statements of Operations

	Three Months Ended
	March 31
	2005	2004
	($ in thousands, except per share
	data)
	(unaudited)
Revenues
Commissions
U.S. high-grade	$12,518	$11,424
European high-grade	4,401	4,521
Other	1,734	1,804

Total Commissions	18,653	17,749
Information and user access fees	1,035	489
License fees	780	582
Interest Income	600	154
Other	240	198

Total revenues	21,308	19,172

Expenses
Employee compensation and benefits	9,244	8,165
Depreciation and amortization	1,008	746
Technology and communications	1,842	1,592
Professional and consulting fees	1,894	946
Warrant-related expense	—	2,524
Marketing and advertising	693	625
Moneyline revenue share	(50)	464
General and administrative	1,304	1,102

Total expenses	15,935	16,164

Income before provision for income taxes	5,373	3,008
Provision for income taxes	2,316	92

Net income	$3,057	$2,916

Per Share Data:
Earnings per share:
Basic	$0.11	$0.02
Diluted	$0.09	$0.02

Weighted-average common shares:
Basic	27,428	3,296
Diluted	35,483	3,296

MarketAxess Holdings Inc.
Consolidated Condensed Balance Sheet Data

	March 31, 2005	December 31, 2004
	($ in thousands)
	(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$57,042	$97,652
Securities available for sale and held to maturity	41,825	5,797
Deferred income taxes	39,406	41,410
All other assets	32,039	31,846

Total assets	$170,312	$176,705

Liabilities and Stockholders’ Equity

Total liabilities	$10,504	$20,428
Total stockholders’ equity	159,808	156,277

Total liabilities and stockholders’ equity	$170,312	$176,705

MarketAxess Holdings Inc.
Volume Statistics

	Total Trading Volume
	Three Months Ended
	March 31
	2005	2004
	($ in millions)
	(unaudited)

U.S. high-grade	$54,753	$45,008
European high-grade	22,888	23,616
Other	11,524	6,358

Total	$89,165	$74,982

	Average Daily Volume
	Three Months Ended
	March 31
	2005	2004
	($ in millions)
	(unaudited)

U.S. high-grade	$898	$714
European high-grade	369	375
Other	189	101

Total	$1,456	$1,190

Number of U.S. Trading Days	61	63
Number of U.K. Trading Days	62	63
Recommended Early Closes	3	3

Notes:	Number of U.S. trading days in accordance with the Bond Market Association’s Holiday
Recommendations Calendar
Number of U.K. trading days in accordance with the U.K. Bank Holiday Schedule
Recommended early closes in accordance with the Bond Market Association’s Holiday
Recommendations Calendar